Exhibit 1(g)

                    MUTUAL OF AMERICA INVESTMENT CORPORATION

                      ARTICLES SUPPLEMENTARY TO THE CHARTER

      Mutual of America Investment Corporation, a Maryland corporation having its principal office in Baltimore, Maryland (hereinafter called the
"Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

      FIRST: In accordance with Section 2-105(c) of Maryland General Corporation Law, The Board of Directors of the Corporation, at a meeting duly convened and held on April 11, 1995, adopted a resolution increasing the aggregate number of shares of capital stock, par value $.01 per share (the "Shares"), and the number of Shares of certain classes, that the Corporation is authorized to issue, as follows:

      (i) The total  number of Shares of all classes  that the  Corporation  has
      authority  to  issue  were   2,000,000,000   before  the   increase,   and
      3,000,000,000 as increased.

      (ii) The number of shares of stock of each class are as follows, subject, however, to the authority granted in the Articles of Incorporation to the Board of Directors to change the designation of any class and to increase or decrease any such number of shares:

                                  Before the Increase    As increased
                                  -------------------    ------------
Money Market Fund                     100,000,000        100,000,000 (no change)
All America Fund                      500,000,000        500,000,000 (no change)
Bond Fund                             200,000,000        250,000,000
Composite Fund                        150,000,000        200,000,000
Equity Index Fund                      75,000,000         75,000,000 (no change)
Short-Term Bond Fund                   50,000,000         50,000,000 (no change)
Mid-Term Bond Fund                     75,000,000         75,000,000 (no change)
Aggressive Equity Fund                500,000,000        500,000,000 (no change)

      The balance of undesignated shares may be issued by the Board of Directors in such initial classes, or any new class of classes, each comprising such number of shares and having such preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption as shall be fixed and determined from time to time by resolution or resolutions providing for the issuance of such shares adopted by the Board of Directors, to whom authority to fix and determine the same is in the Articles of Incorporation expressly granted authority. In addition, the Board of Directors is in the Articles of Incorporation expressly granted to change the designation of any class and to increase or decrease the number of shares of any class, but the number of shares of any class shall not be decreased by the Board of Directors below the number of shares thereof then outstanding.


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      SECOND: The par value of all Shares of the Corporation's  capital stock of all classes, before the occurrence of events set forth in Articles First was, and upon the occurrence of the events set forth in Article First, is $.01 per share.

      THIRD: The aggregate par value of all Shares of the Corporation's capital stock of all classes before the occurrence of the events set forth in Article First was Twenty Million Dollars ($20,000,000) and upon the occurrence of the events set forth in Article First is Thirty Million Dollars ($30,000,000).

      FOURTH: The Corporation is registered as an open-end company under the Investment Company Act of 1940.

      IN WITNESS WHEREOF, MUTUAL OF AMERICA INVESTMENT CORPORATION has caused these articles to be signed in its name and on its behalf by its President and attested by its Secretary on April 13, 1995.

                                        MUTUAL OF AMERICA INVESTMENT CORPORATION

                                        By:  /s/  Dolores J. Morrissey
                                           ------------------------------------
                                                  Dolores J. Morrissey
                                                  President

Attest:

  /s/ Stephanie J. Kopp
---------------------------
Stephanie J. Kopp
     Secretary

--------------------------------------------------------------------------------

      THE UNDERSIGNED, President of Mutual of America Investment Corporation, who executed on behalf of said corporation the foregoing Articles Supplementary, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles Supplementary to be the corporate act of said corporation and further certifies that, to the best of her knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

                                                 /s/ Dolores J. Morrissey
                                             --------------------------------
                                                     Dolores J. Morrissey